News Release                                                  October 25, 2004


           Valmont Appoints Two New Members to Its Board of Directors


     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), announced that it has appointed Messrs. Glen A. Barton and Kaj den Daas to its Board of Directors.

     Glen Barton retired earlier this year as Chairman and Chief Executive Officer of Caterpillar, Inc. Caterpillar is the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. Mr. Barton joined Caterpillar in 1961 as a college graduate trainee. Mr. Barton received his Bachelors Degree in Civil Engineering from the University of Missouri-Columbia in 1961. He completed the Stanford University Executive program in 1977. Mr. Barton serves on the Inco Limited and Newmont Mining Corporation Boards of Directors. He is also a member of the President's Export Council. On the local level, Mr. Barton is currently serving as the Chairman of the Peoria Civic Federation and as a director of PeoriaNext.

     Kaj den Daas is Executive Vice President of Philips Lighting B.V. of the Netherlands and the Chief Operating Officer of Business Group Lamps. Philips Lighting Company is the world's largest manufacturer of lighting products. Royal Philips Electronics N.V. is one of the world's biggest electronics companies and Europe's largest. Mr. den Daas earned a Doctoral degree in Business Economics from Erasmus University in the Netherlands in 1977. In 1986, he completed the Advanced Management Program at INSEAD in Fontainebleau, France. Mr. den Daas is a Director of EMGO, N.V. and Vice-Chairman of the Board of Directors of Philips & Yaming Lighting Company Ltd.



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     Commenting on the two appointments,  Mogens C. Bay,  Valmont's Chairman and
Chief Executive Officer said, "I am very pleased to welcome Glen Barton and Kaj den Daas to Valmont's Board. They both have vast global experience. They have a deep understanding of manufacturing and distribution issues and they have executed global expansions for their respective companies. They will be great assets to Valmont as we further refine and implement our strategies to supply products for infrastructure development and water management for agriculture in the U.S. and around the world."


     Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.